SUEZ LYONNAISE DES EAUX



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    Media Inquiries: Denis Boulet                         Media Inquiries:  Paul Cholette
                     Suez Lyonnaise des Eaux                                Nalco Chemical Company
                     Tel: +33 1 40 06 65 30                                 Tel: 630 305 1147

Analysts' Inquiries: Patrick Ayoub
                     Tel: +33 6 8281 9882

           Web site: www.suez-lyonnaise-eaux.fr or
                     www.suez-lyonnaise-eaux.com

        US Contacts: Investors: Betsy Brod                         Ticker:  Bloomberg:   LY FP
                     Media: Brian Maddox                                    Reuters:     LYOE.PA
                     Morgen-Walke Associates, Inc.                          Dow Jones:   S.SLX
                     212/850-5600
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FOR IMMEDIATE RELEASE

          SUEZ LYONNAISE DES EAUX TO ACQUIRE NALCO CHEMICAL COMPANY
                   FOR $4.1 BILLION IN CASH TO BECOME WORLD'S LARGEST
                                     WATER TREATMENT COMPANY

          o Increases Suez Lyonnaise des Eaux' Water-Related Revenues to Over $7.4 Billion
          o        Accretive and Value Created

          PARIS, FRANCE AND NAPERVILLE, ILLINOIS -- June 28, 1999 -- Suez Lyonnaise des Eaux (LY: Paris Bourse), a world leader in private infrastructure services and Nalco Chemical Company (NYSE: NLC), the world's largest provider of water treatment services and products, announced a definitive agreement for Nalco to be acquired by Suez Lyonnaise des Eaux in an all-cash transaction of approximately $4.1 billion, or $53 per share.

          Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, Suez Lyonnaise des Eaux will seek to acquire all of the outstanding common shares of Nalco Chemical Company through a tender offer that will commence within five business days.

          This acquisition follows Suez Lyonnaise des Eaux' June 15, 1999 announcement of a definitive agreement to acquire Calgon, a Pittsburgh-based water treatment company with annual revenues of close to $300 million.

          Nalco Chemical Company, the world's largest water treatment company provides on-sire services to over 50,000 industrial and commercial customers in more than 120 countries. For 1999, Nalco Chemical Company expects its revenues, including affiliates, to be approximately $1.94 billion.

          Commencing on this transaction, Gerard Mestrallet, Suez Lyonnaise des Eaux' Chief Executive Officer and President of the Executive Board, said, "The acquisition of Nalco Chemical Company fits perfectly into our strategic plan, which emphasizes the international expansion and the integration of our core businesses. As a result


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of this transaction, Suez Lyonnaise des Eaux' total water-related revenues will exceed $7.4 billion and, the combined company will be in a strong position to serve industrial, middle-market, institutional and process customers that are increasingly requiring comprehensive solutions."

          Mr. Mestrallet continued, "Globally, the acquisition of Nalco Chemical Company is another step in our strategy of providing our customers around the world with integrated services in the water, energy and waste sectors. As a global multi-service group we partner with our customers, enabling them to focus on their core operations. After carefully reviewing the market landscape, we are confident that the people of Nalco Chemical Company share this vision and that our business model well result in an accelerated growth rate for Suez Lyonnaise des Eaux' water treatment business.

          Suez Lyonnaise des Eaux expects this transaction to be value creating and immediately accretive to cash flow in the first year and to be accretive to earnings beginning in the second year. The Company expects to realize more than $100 million in cost savings as a result of economies of scale, revenue enhancement and development synergies, and to take full advantage of important cross-selling opportunities.

          Edward J. Mooney, Chairman and Chief Executive Officer of Nalco Chemical Company, noted, "We are very pleased with this agreement, which provides substantial value for our shareholders as well as key growth opportunities and benefits for our company and its customers. Our goal at Nalco Chemical Company has been to use our on-site expertise, technical innovation and global presence to improve the profitability of our customers' dynamic and changing operations. As part of the Suez Lyonnaise des Eaux Group, we dramatically increase our ability to provide an expanded array of value-added products and services to our customers.

          "We expect the combination of our worldwide market positions, R&D and technical-knowhow to give us a meaningful competitive advantage in the marketplace," Mr. Mooney added.

          Suez Lyonnaise des Eaux will base its worldwide water treatment operating center in Naperville, under the direction of Mr. Mooney.

          The transaction is subject to customary regulatory approvals in the United States and Europe and is expected to be completed during the third quarter of 1999.

          Suez Lyonnaise des Eaux stated that is expects to fund 50% of the all-cash transaction internally, with the remaining 50% financed by a bridge loan that is already in place.

          With annual revenues of $32.5 billion, Suez Lyonnaise des Eaux is a world leader in private infrastructure services, with operations in more than 120 countries. The Company is a market leader in the water sector supplying drinking water to 77 million people and providing wastewater services to 52 million people. The Group's three international core business sectors are: energy, water, and waste services.

          Headquartered in Naperville, Illinois, outside of Chicago, Nalco Chemical Company employs 7000 people of which about 3600 are engineers and technicians with direct customer contract and 300 are researchers located in 5 R&D centers.

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